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                                                                    EXHIBIT 10.5

                          DIGITAL COMMERCE CORPORATION
                            EXECUTIVE RETENTION PLAN


                             GRANT OF STOCK OPTIONS

                                              Dated: April 4, 2000
William H. Seippel
11388 Seneca Knoll Drive
Great Falls, VA  22066

Dear Will:

         Digital Commerce Corporation (the "Company") has adopted the Digital Commerce Corporation Executive Retention Plan (the "Plan"). A copy of the Plan is annexed to this letter. The Plan permits the Company to grant stock options to key employees of the Company and its subsidiaries, as designated by the Company's Compensation and Human Resources Committee or the Board of the Directors acting in such capacity (the "Committee"). We are pleased to inform you that the Committee has granted you an option to purchase up to 625,000 shares of the $.01 par value per share common stock of the Company ("Common Stock") at a price of $5.8347 per share. This option is NOT qualified as a Qualified Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended. The date of this grant is the date of this letter set forth above.

         The option is subject to certain conditions, to which you must agree by signing and returning to the Secretary of the Company a copy of this letter. These conditions include BUT ARE NOT LIMITED TO the following:

         1. Subject to the terms and conditions contained in the Plan and in this letter, the option may first be exercised as set forth below:

         A.    Options to purchase 312,500 shares may be exercised as follows:
               78,125 shares may first be exercised on the first yearly anniversary date of this grant, 78,125 shares may first be exercised on the second yearly anniversary date of this grant, 78,125 shares may first be exercised on the third yearly anniversary date of this grant, and 78,125 shares may first be exercised on the fourth yearly anniversary date of this grant.

         B. Options to purchase 312,500 shares shall be divided into four (4) tranches of 78,125 shares each. The options contained in each tranche may be first be exercised upon the earlier (i) of the Company's average reported closing stock price being maintained or exceeded for at least twenty (20) consecutive trading days at a level specified for such tranche by the Committee or (ii) April 4, 2009. The Committee shall specify the trading price of each of the four tranches for purposes of Subparagraph 1(B)(i) hereof within ten (10) days following the date




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               on which the Company closes its initial public offering of its
               Common Stock registered under the Securities Act of ("1933 Act"), or, in the event of no initial public offering prior to June 1, 2001, the Board must establish the fair market value targets applicable to the four tranches no later than July 1, 2001.

The option shall continue whole or in part at any time from the date hereof until April 4, 2010 (the "Termination Date"), when, in any event, it shall expire to the extent it has not been exercised; provided, however, that notwithstanding the above, the option may be terminated at an earlier time as set forth in Section 5 of the Plan. You shall not have any of the rights or privileges of a shareholder with respect to any shares issuable upon exercise of this option until certificates representing such shares shall have been issued and delivered.

         Pursuant to the provisions of Section 5(c)(v) of the Plan, in the event that: (x) your employment is terminated other than for "Cause" or in the event that you terminate your employment for "Good Reason," then you (or your representative) may, from such date of termination until the "Termination Date," exercise all of the options granted hereunder (whether or not you would otherwise be eligible to exercise such options pursuant to subparagraphs 1.A. or
B. hereof), and (y) in the event that your employment is terminated for any other reason, then you (or your representative) may, until the "Termination Date," exercise all options that you are eligible to exercise as of the time of your termination of employment, and all other options shall terminate on the first yearly anniversary following the effective date of such termination, unless amended by the Board. For purposes of this option grant, "Cause" shall be as defined in the Retention Agreement between the Company and you as of the date herewith, and "Good Reason" shall mean (I) the Company's assigning you any duties inconsistent with your status as Chief Financial Officer and, more than thirty (30) days following the Company's initial public offering, Chief Operating Officer of the Company or any substantial adverse alteration in the nature or status of your responsibilities; (II) any change in your reporting responsibility such that you are required to report other than exclusively to the Company's Board of Directors; or (III) any other failure by the Company to comply with any material provision of the Retention Agreement or any other employment agreement that you may have in effect with the Company at the time of such termination, which failure continues for more that ten (10) days after you provide the Company with written notice of such noncompliance.

         2. The option must be exercised by written notice to the Board of Directors of the Company, care of the Secretary of the Company. The notice must state the number of shares you wish to purchase and must be accompanied by full payment of the option price for those shares.

         3. You will not be permitted to exercise the option at any time when its exercise, or the issuance of shares by the Company under the Plan would, in the opinion of the Company, constitute a violation of any federal or state law or of the listing requirements of any stock exchange on which the shares of the Company are listed. The Company is under no obligation to register the issuance of the shares of Common Stock upon the exercise of this option.

         4. You, or a Permitted Transferee, may exercise the options according to Section 5 of the Plan. If you should die while any part of the option is unexercised, then your legal



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representative may exercise the option for the applicable period as set forth in
Section 5 of the Plan.

         5. You agree to comply with the securities laws as they may be in effect at the time of your exercise of the option, to hold the shares acquired by your exercise of the option for investment purposes only and not with a view to resale or distribution to the public within the meaning of the 1933 Act unless such acquisition was made pursuant to an effective registration statement under the 1933 Act and applicable state securities laws, and to comply with any insider trading policy generally applicable to the executive officers and directors of the Company. You agree, as a condition of any exercise of the option, to sign a letter, in such form as the Company may require in order to comply with the securities laws as they may be in effect at the time of your exercise of the option.

         6. You understand that if the shares of Common Stock that may be acquired by the exercise of the option have not been registered under the Securities Act of 1933 or under state securities laws, the certificates for all shares which you purchase through your exercise of the option shall bear a legend on their face, substantially as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "1933 Act") or under the securities laws of any state. Such shares may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such shares under the 1933 Act or state securities laws or an exemption from registration thereunder which, in the opinion of counsel satisfactory to the Company, makes such registration unnecessary."

         7. Prior to your exercise of the option, you have the right to request that the Company make available to you, without charge, its most recent public filings, if any, under the 1933 Act and under the Securities Exchange Act of 1934, as amended, and such other documents that you may reasonably request in order to make an informed decision as to whether you should exercise the option.

         8. You agree to notify the Company in writing within thirty (30) days of the date that you sell or otherwise dispose of the stock acquired through the exercise of the option granted herein.

         9. As provided by Section 8 of the Plan, in addition to other forms of exercising the option, with the written consent of the Company, which it may grant or withhold in its sole discretion, you may convert this option, by the surrender of this option and a written notice of conversion duly executed at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to you), in whole or in part, at any time into shares of Common Stock as provided for in this paragraph 9. Upon exercise of this conversion right, you shall be entitled to receive that number of Shares of Common Stock equal to the quotient obtained by dividing [(A - B)(X)] by (A), where:



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                  (A)               = the Fair Market Value (as defined in the
                                    Plan) of one share of Common Stock on the date of conversion of this option.

                  (B) = the Exercise Price for one share of Common Stock under this option (as adjusted under Section 11 of the Plan).

                  (X) = the total number of shares of Common Stock issuable upon exercise of this option (as adjusted under Section 11 of the Plan).

The Company may require, as a condition of approving such exercise under this paragraph 9, that you pay to the Company at the time of the exercise and conversion all applicable tax withholdings generated by such exercise, as determined by the Company. If the above calculation results in a negative number, then no shares of Common Stock shall be issued or issuable upon conversion of this option.

Upon conversion of this option, you shall be entitled to receive a certificate for the number of shares of Common Stock as determined above.

         10. You agree, as a condition of receiving the options granted herein, to execute the Employment Agreement, Confidentiality/Intellectual Property Agreement, and Noncompetition Agreement annexed to this letter.

         11. IN ADDITION TO THE FOREGOING CONDITIONS, the option is subject to all the terms and conditions of the Plan and the Retention Agreement, Confidentiality/Intellectual Property Agreement, and Noncompetition Agreement (collectively, the "Agreements") annexed to this letter and any rules and regulations promulgated from time to time by the Committee with respect to the Plan. To the extent that anything contained herein or in any such rules of or regulations are inconsistent with the Plan, the terms of the Plan shall govern. In the event of inconsistencies or required clarifications, the Board of Directors or the Compensation and Human Resources Committee of the Board shall determine such interpretations. Additionally, the options are subject to adjustment upon the happening of certain events specified in the Plan.

         12. No provision in this option shall be construed as conferring upon you the right to vote, consent, receive dividends or receive notice other than as expressly provided herein or in the Plan.

         13. No representation is made to you with respect to the tax effect upon your receipt of the option, your exercise thereof, or the sale of the shares so acquired. PLEASE CONSULT YOUR TAX OR FINANCIAL ADVISOR PRIOR TO EXERCISING YOUR OPTION.

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         To make the grant of the option effective, please acknowledge receipt of this option agreement and the enclosed copy of the Plan by signing and dating the enclosed copy of this option agreement and the enclosed Agreements in the space provided and returning the signed copies in the enclosed, self-addressed envelope.

                                            Yours truly,
                                            Digital Commerce Corporation


                                            By: /s/ John Poindexter
                                               --------------------------------
                                                    Director


ACCEPTED AND SIGNED:

/s/ William H. Seippel
-------------------------
    William H. Seippel

Date: April 4, 2000
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